Exhibit 99.1

FactSet Research Systems Inc.
601 Merritt 7
Norwalk, Connecticut 06851 203.810.1000 / 203.810.1001 Fax

News Release FOR IMMEDIATE RELEASE	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Research Systems Reports Results for the Third Quarter of Fiscal 2011

NORWALK, Conn., June 14, 2011 — FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the third quarter of fiscal 2011.

For the quarter ended May 31, 2011 revenues increased to $183.6 million, up 15% compared to the prior year. Operating income for the third quarter rose to $61.8 million from $55.7 million in the same period of fiscal 2010. Net income advanced to $43.3 million as compared to $38.7 million a year ago. Diluted earnings per share increased to $0.92, up 14% from $0.81 in the same period of fiscal 2010. The results of the third quarter last year included income tax benefits of $0.03 per diluted share from finalizing prior years’ tax returns.

Non-GAAP diluted earnings per share increased 18% compared to the third quarter a year ago. GAAP diluted earnings per share in the third quarter of last year has been adjusted to exclude income tax benefits of $0.03 per diluted share. A reconciliation between GAAP and non-GAAP financial measures is presented on page 7 of this press release.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands, except per share data)	2011	2010	Change	2011	2010	Change
Revenues	$183,647	$160,301	14.6%	$534,571	$472,825	13.1%
Operating income	61,823	55,684	11.0%	179,345	164,204	9.2%
Other income	172	86	100.0%	429	475	(9.7)%
Provision for income taxes	18,684	17,112	9.2%	49,608	53,759	(7.7)%
Net income	$43,311	$38,658	12.0%	$130,166	$110,920	17.4%
Diluted earnings per share	$0.92	$0.81	13.6%	$2.75	$2.30	19.6%
Diluted weighted average shares	47,154	47,725		47,418	48,183

“FactSet continued its strong performance during the third quarter as key operating metrics experienced healthy growth,” said Philip A. Hadley, Chairman and Chief Executive Officer. “It is gratifying to see our hard work and investments show such positive results.”

Annual Subscription Value (“ASV”)

ASV advanced $17 million organically during the quarter. ASV was $741 million at May 31, 2011, up 12% organically over the prior year. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV drivers during the quarter were purchases of advanced applications, growth in the number of clients and users, the expanded deployment of proprietary data and an increase in the client retention rate. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – Third Quarter of Fiscal 2011

•	ASV from U.S. operations was $507 million and $234 million related to international operations.

•	U.S. revenues were $126 million, up 16% from the year ago quarter.

•	Non-U.S. revenues rose 12% to $58 million as compared to the same period in fiscal 2010.

•	Operating margin was 33.7%.

•	Operating income was up 11% compared to the prior year.

•	Non-GAAP diluted EPS advanced 18% to $0.92 per share.

•	Free cash flow generated over the last twelve months was $177 million. Quarterly free cash flow was $57 million.

•	Cash and investments in marketable securities were $209 million at May 31, 2011.

•	Accounts receivable decreased $3 million over the last 3 months while ASV was up $17 million over the same period.

•	The effective tax rate for the third quarter was 30.1% as compared to 30.7% a year ago.

Operational Highlights – Third Quarter of Fiscal 2011

•	Professionals using FactSet increased to 45,600, up 800 users over the past three months.

•	Client count was 2,187 at May 31, a net increase of 26 clients during the quarter.

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At May 31, annual client retention was greater than 95% of ASV, consistent with last year. On a client basis, annual retention rate improved to 92% of clients at May 31 as compared to 89% a year ago, reflecting a reduction in client turnover.

•	Employee count was 4,805 at May 31, an increase of 37 employees during the quarter and up 32% over last year.

•	Capital expenditures were $7.4 million with approximately $5.0 million for computer equipment and the remainder for office expansions.

•	The regular quarterly dividend increased 17% from $0.23 to $0.27 per share, beginning with the Company’s dividend payment on June 21, 2011.

•

On June 13, 2011, the Board of Directors approved a $200 million expansion to the existing share repurchase program. The Company repurchased 552,864 shares for $58 million during the third quarter. Including the expansion, $226 million remains authorized for future repurchases.

•	Common shares outstanding were 45.8 million at May 31, 2011.

•	For the third consecutive year, the Wall Street Journal partnered with FactSet to calculate its 2011 ranking of the best equity analysts.

•	FactSet Europe was named one of the “UK’s 50 Best Workplaces.”

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 14, 2011. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2011 Expectations

•	Revenues are expected to range between $187 million and $191 million.

•	EPS should range between $0.93 and $0.95.

Full Year Fiscal 2011

•	The 2011 guidance for capital expenditures, net of landlord contributions, is $24 million to $30 million.

•	The projected annual effective tax rate is 31.0%.

Conference Call

The Company will host a conference call today, June 14, 2011, at 11:00 a.m. (EDT) to review the third quarter fiscal 2011 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Diluted Earnings per Share

Diluted earnings per share in accordance with generally accepted accounting principles (“GAAP”) has been adjusted to report non-GAAP diluted earnings per share. This measure excludes income tax benefits of $0.03 per diluted share from finalizing prior year tax returns. FactSet uses this non-GAAP financial measure, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the businesses. The Company believes that non-GAAP diluted earnings per share is useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to this non-GAAP financial measure in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of non-GAAP diluted earnings per share is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed third quarter was $64.5 million of net cash provided by operations and $7.4 million of capital expenditures. Over the last twelve months, net cash provided by operations was $207 million and capital expenditures were $30 million. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-four locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Amsterdam, Dubai, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2011	2010	2011	2010

Revenues	$183,647	$160,301	$534,571	$472,825

Operating expenses
Cost of services	62,224	51,355	179,146	152,632
Selling, general and administrative	59,600	53,262	176,080	155,989

Total operating expenses	121,824	104,617	355,226	308,621

Operating income	61,823	55,684	179,345	164,204

Other income	172	86	429	475

Income before income taxes	61,995	55,770	179,774	164,679

Provision for income taxes	18,684	17,112	49,608	53,759

Net income	$43,311	$38,658	$130,166	$110,920

Diluted earnings per common share	$0.92	$0.81	$2.75	$2.30
Weighted average common shares (Diluted)	47,154	47,725	47,418	48,183

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	May 31, 2011	August 31, 2010

ASSETS
Cash and cash equivalents	$208,668	$195,741
Accounts receivable, net of reserves	67,537	59,693
Deferred taxes	4,156	2,812
Prepaid taxes	6,776	—
Other current assets	11,353	6,899

Total current assets	298,490	265,145
Property, equipment, and leasehold improvements, net	81,787	79,495
Goodwill	228,559	221,991
Intangible assets, net	48,578	52,179
Deferred taxes	18,821	19,601
Other assets	8,396	6,197

Total assets	$684,631	$644,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,744	$23,976
Accrued compensation	32,138	48,607
Deferred fees	30,021	25,034
Taxes payable	—	1,073
Dividends payable	12,374	10,586

Total current liabilities	97,277	109,276
Deferred taxes	3,835	3,731
Taxes payable	6,795	7,346
Deferred rent and other non-current liabilities	22,287	21,849

Total liabilities	$130,194	$142,202

Stockholders’ Equity
Common stock	$613	$601
Additional paid-in capital	415,047	344,144
Treasury stock, at cost	(740,749)	(607,798)
Retained earnings	883,365	786,844
Accumulated other comprehensive loss	(3,839)	(21,385)

Total stockholders’ equity	554,437	502,406

Total liabilities and stockholders’ equity	$684,631	$644,608

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Nine Months Ended May 31,
(In thousands)	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$130,166	$110,920
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,950	27,424
Stock-based compensation expense	15,352	10,239
Deferred income taxes	(483)	(5,617)
Gain on sale of assets	(3)	(123)
Tax benefits from share-based payment arrangements	(17,073)	(22,065)
Changes in assets and liabilities
Accounts receivable, net of reserves	(7,844)	4,359
Accounts payable and accrued expenses	(1,671)	(580)
Accrued compensation	(17,179)	(8,022)
Deferred fees	4,987	(5,459)
Taxes payable, net of prepaid taxes	8,919	30,303
Prepaid expenses and other assets	(6,039)	(156)
Landlord contributions	1,354	483
Other working capital accounts, net	(1,440)	(877)

Net cash provided by operating activities	136,996	140,829

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements	(22,806)	(13,676)

Net cash used in investing activities	(22,806)	(13,676)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(31,655)	(27,908)
Repurchase of common stock	(132,951)	(153,489)
Proceeds from employee stock plans	37,936	47,180
Tax benefits from share-based payment arrangements	17,073	22,065

Net cash used in financing activities	(109,597)	(112,152)

Effect of exchange rate changes on cash and cash equivalents	8,334	(6,608)

Net increase in cash and cash equivalents	12,927	8,393

Cash and cash equivalents at beginning of period	195,741	216,320

Cash and cash equivalents at end of period	$208,668	$224,713

Reconciliation of GAAP and Non-GAAP Diluted Earnings per Share

GAAP diluted earnings per share in the third quarter of last year has been adjusted to exclude income tax benefits of $0.03 per diluted share related to finalizing prior year tax returns. FactSet’s management believes that non-GAAP diluted EPS provides meaningful supplemental information regarding its financial results and that investors may benefit from referring to this non-GAAP financial measure in assessing FactSet’s performance and when planning, forecasting and analyzing future periods. Non-GAAP diluted earnings per share may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended			Nine Months Ended
	May 31, 2011	May 31, 2010	Change	May 31, 2011	May 31, 2010	Change
GAAP Diluted earnings per common share	$0.92	$0.81	13.6%	$2.75	$2.30	19.6%
Income tax benefits from finalizing tax returns (a)	—	(0.03)		—	(0.03)

Non-GAAP diluted earnings per common share	$0.92	$0.78	17.9%	$2.75	$2.27	21.1%

(a)	To exclude income tax benefits of $0.03 per diluted share related to the finalizing prior year tax returns.